PRESS RELEASE                                Source: Integral Technologies, Inc.

INTEGRAL COMPLETES LICENSE OF ITS ELECTRIPLAST(TM) TECHNOLOGY
Wednesday September 13, 1:00 pm ET

BELLINGHAM, Wash.--(BUSINESS WIRE)--Sept. 13, 2006--Integral Technologies, Inc.'s (OTCBB:ITKG - News; "Integral"), has finalized a license agreement with
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Jasper Rubber Products Inc. (www.jasperrubber.com) for the rights to use the
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Company's proprietary ElectriPlast(TM) technology for specific applications within their customer base.

Since its founding in 1949, Jasper Rubber, with over 800 employees has grown to become a leader in innovative rubber and plastics development. Jasper manufactures a full range of molded, extruded, lathe-cut rubber and thermoplastic products for major appliance, oil filter, and automotive industries.

Jasper's CEO and President Doug Mathias, commenting on the license said, "We are very excited about our future opportunities utilizing the family of ElectriPlast(TM) materials and feel fortunate to be working with Integral to bring this patented technology to commercial success."

Integral and Jasper will work together, to bring to market products that will meet and exceed the needs of Jasper's customers. Jasper has an excellent reputation and brings a strong sales force to the equation which will begin to identify new business opportunities for the ElectriPlast(TM) technology throughout North America. We at Integral look forward to further business with Jasper Rubber.

Integral continues to work with other companies which are in the process of exploring over 111 patented and patent pending identified applications of the Company's ElectriPlast(TM) technology.

Integral Technologies

Integral Technologies, Inc. (www.itkg.net) is the developer of an innovative
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electrically conductive resin-based material called "ElectriPlast," a highly conductive recipe that can be molded into virtually any shape or dimension associated with the range of plastics, rubbers and other polymers. Various examples of industries where ElectriPlast can be used are antennas, shielding, lighting, circuitry, switch actuators, resistors, and medical devices, to name just a few. The company is currently introducing these new products and ElectriPlast technology on a global scale.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the 1933 Securities Act and Section 21E of the 1934 Securities Exchange Act. Actual results could differ materially, as the result of such factors as (1) competition in the markets for the products and services sold by the company, (2) the ability of the company to execute its plans, and (3) other factors detailed in the company's public filings with the SEC. By making these forward-looking statements, the Company can give no assurances that the transaction described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this release.

For more detailed information on the company and the technologies described above please visit our web site at www.itkg.net or contact Shareholder Relations at 888-666-8833 or The Investor Relations Group, at 212-825-3210. To review the company's filings with the SEC, please go to www.sec.gov.
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Contact:
Integral Technologies, Inc.
Michael Pound, 888-666-8833

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Source: Integral Technologies, Inc.